Exhibit 5.1

February 26, 2013

Cytec Industries Inc.,

Five Garret Mountain Plaza,

Woodland Park, New Jersey 07424.

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Cytec Industries Inc., a Delaware corporation (the “Company”). I have supervised the legal and corporate proceedings of the Company in connection with the filing of the Registration Statement on Form S-3 filed on the date hereof (the “Registration Statement”), and the proposed issuance from time to time of the Company’s debt securities (the “Debt Securities”), to be issued under an indenture dated as of March 15, 1998, as amended by the first supplemental indenture, dated as of May 11, 1998 and as further amended from time to time (the “Indenture”), between the Company and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, National Association, as successor to PNC Bank, National Association, as trustee (the “Trustee”).

The Company’s Board of Directors has taken and will take from time to time corporate action relating to the issuance of the Debt Securities (the “Corporate Proceedings”). Certain terms of the Debt Securities may be established by officers of the Company who will be authorized by the Corporate Proceedings. In rendering the opinion below, I have supervised the examination of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the following: (a) the Certificate of Incorporation of the Company and all amendments thereto; (b) the By-laws of the Company and all amendments thereto; (c) resolutions of the Board of Directors of the Company; (d) the Registration Statement; and (e) the Indenture.

I have also assumed that (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (ii) a prospectus supplement (the “Prospectus Supplement”) will be prepared and filed with the Securities and Exchange Commission describing the Debt Securities offered thereby and will comply with all applicable laws; (iii) the terms of the Debt Securities and of their issuance and sale will be established in conformity with the Indenture; (iv) the issuance and sale of the Debt Securities will not violate any applicable laws or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (v) the Debt Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (vi) any applicable definitive purchase,

underwriting or similar agreement with respect to the Debt Securities offered or issued will be duly authorized and validly executed and delivered by the Company and the other parties thereto and the Debt Securities will be issued, sold and delivered in accordance with the terms of such agreement.

Based upon and subject to the foregoing, I am of the opinion that assuming the proper execution of the Indenture by all required signatories other than the Company, the Indenture is a valid and binding instrument and, upon completion of the Corporate Proceedings, the authentication, issuance, and delivery of the Debt Securities in accordance with the provisions of the Indenture, and upon payment of the consideration therefor, such Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

I am admitted to practice in the State of New York, and I express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Debt Securities” in the Prospectus filed as part of the Registration Statement.

Very truly yours,

/s/ R. Smith